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Exhibit (d)(5)

INCENTIVE
STOCK OPTION AGREEMENT UNDER
THE 1996 STOCK OPTION PLAN
OF
MICROVISION, INC.

        [Date]

TO:

        Pursuant to the 1996 Stock Option Plan (the "Plan") of Microvision, Inc. (the "Company"), a copy of which is attached hereto and the terms of which are incorporated herein by this reference, you have been awarded an Option to purchase the number of shares of the Company's Common Stock specified below. All terms defined in the Plan and not defined herein have the respective meanings set forth in the Plan.

        For a detailed explanation of the option that has been granted to you, please refer to the Plan. The terms of your option, in addition to those terms and conditions set forth in the Plan, are as follows:

        Number of Shares:    You may purchase a maximum of                        shares of the Company's Common Stock pursuant to this option.

        Date Option Granted:                  .

        Term of This Option:    Unless sooner terminated, this option must be exercised on or before,                         as described more fully in the attached Exercise Schedule.

        Exercise Schedule and Prices:    This option shall vest and become exercisable according to the schedule and at the exercise prices set forth in the attached Exercise Schedule.

        How to Exercise.    To exercise this option in whole or in part (i.e., in 100 share increments), you must deliver to the Secretary of the Company, at least two full business days prior to the date on which you wish to exercise the option, a written notice of exercise and the exercise price, payable in cash by bank certified or cashier's check, for the number of shares that you desire to purchase. In addition, you may pay for all or any portion of the aggregate exercise price by (i) delivering to the Company shares of Common Stock previously held by you, (ii) having shares withheld from the amount of shares of Common Stock to be received by you or (iii) delivery of an irrevocable subscription agreement obligating you to take and pay for the shares of Common Stock to be purchased within one year of the date of such exercise. A form of Notice of Exercise of Incentive Stock Option and a form of Irrevocable Subscription Agreement that you may use have been attached to this Agreement. You must pay all applicable withholding taxes upon "exercise of this option. At the Company's discretion, you also may pay the exercise price through irrevocable instructions to a stock broker to deliver the amount of sales proceeds necessary to pay the exercise price and applicable withholding tax in accordance with applicable governmental regulations. The Company may also require you to execute other documents as a condition to exercising this option. You should contact the Secretary in advance when you are considering an exercise of this option.

        Termination of Option:    This option will terminate upon the earlier of (i) the expiration of its term or (ii) the earliest of the following events:

            (a)    Termination of Employment.    Three months after termination of your employment relationship with the Company, regardless of reason (other than for disability or death).

            (b)    Disability.    Twelve months after termination of your employment relationship with the Company of because of a permanent and total disability, as defined in the Plan.

            (c)    Death.    Twelve months after your death (in which case this option will be exercisable in accordance with your will or applicable laws of descent and distribution until such termination date).

        Except in the case of disability or death, the number of shares purchasable upon exercise will be determined as of the date your service as an employee of the Company terminates; in the case of disability or death, this option is exercisable for the full number of shares specified above.

        This option may also terminate in other circumstances described in the Plan.

        No Transfer of Option.    This option cannot be transferred except by will or the applicable laws of descent and distribution.

        Certain Tax Matters:    This option is intended to qualify as an "Incentive Stock Option" as that term is defined in Section 422A of the Internal Revenue Code, as amended. The time at which you exercise this option or dispose of any shares thus acquired may affect significantly your resultant tax burden. You are counseled to seek tax advice in this regard.

        Please complete and sign the attached agreement indicating whether you accept or decline this option upon the terms set forth in the Plan and above, and return a copy of the executed agreement to the Company.

Very truly yours,
MICROVISION, INC.
By
Richard F. Rutkowski, President

Election to Accept or Decline Stock Option

Date:

To: Microvision, Inc.

        I          ACCEPT          DECLINE the incentive stock option granted to me pursuant to the 1996 Stock Option Plan Of Microvision, Inc. (the "Plan") as set forth in the foregoing Stock Option Agreement. If I accept the grant of the option, I acknowledge that I have received and understand, and agree to, the terms of that Stock Option Agreement and the Plan.

Very truly yours,
Optionee

Notice of Exercise of Stock Option

Date:

To: Microvision, Inc.

        I hereby exercise the incentive stock option granted to me by Microvision, Inc-(the "Company") on                        subject to all the terms and provisions thereof and of the 1996 Stock Option Plan referred to therein, and notify the Company of my desire to purchase            shares of Common Stock of the Company at the exercise price of $            per share, or an aggregate exercise price of $                        .

        I hereby deliver the full exercise price and all applicable withholding taxes with respect to this exercise as follows:

cash;
bank certified or cashier's check;
irrevocable instructions to a stock broker to deliver the necessary sales proceeds, all in accordance with applicable governmental regulations;.
shares of stock previously hold by you;
authorization for the Company to withhold from the amount of shares of Common Stock to be received by you; or
delivery of an irrevocable subscription agreement obligating you to take and pay for the shares of Common Stock to be purchased within one year of the date of exercise.

        I further agree to execute other documents as the Company may request.

By:

Print Name:

Address:

SSAN:

Irrevocable Subscription Agreement

Date

To: Microvision, Inc.

        I hereby agree to take and pay for the shares of Common Stock of Microvision, Inc. shown in my Notice of Exercise of Incentive Stock Option dated                        , a copy of which is attached, within one year of the date of exercise of such option.

By:

Print Name:

Address:

SSAN:

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INCENTIVE STOCK OPTION AGREEMENT UNDER THE 1996 STOCK OPTION PLAN OF MICROVISION, INC.
Election to Accept or Decline Stock Option
Notice of Exercise of Stock Option
Irrevocable Subscription Agreement